Investor Contacts: Gerald Tucciarone
Chief Financial Officer
631/434-1600 extension 306

HAUPPAUGE DIGITAL REPORTS FISCAL 2005
THIRD QUARTER AND NINE MONTH FINANCIAL RESULTS
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Net sales increase approximately 40% and 29% for the quarter and nine month period.

Net income on a diluted basis of $0.02 and $0.23 per share
versus $0.02 and $0.18 per share for same periods in prior year.
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HAUPPAUGE, NY - August 11, 2005 - Hauppauge Digital, Inc. (NASDAQ: HAUP), a leading developer of digital video TV and data broadcast receiver products for personal computers, today reported financial results for the fiscal third quarter and nine month period ended June 30, 2005.

THIRD QUARTER RESULTS

Net sales were $19.4 million for the third quarter compared to $13.8 million for the previous year’s third quarter, an increase of approximately 40%. Increases in sales of our WinTV-PVR personal video recorder products, personal video recorder products for Windows XP Media Center sold to the OEM market and the introduction of dual digital and analog TV receiver products coupled with the increase in the Euro exchange rate were the primary reasons for the sales increase.

Net income for the third fiscal quarter was $159,972 compared to net income of $168,637 for the third quarter ended June 30, 2004. Basic and diluted net income per share was $0.02 for both the quarter ended June 20, 2005 and for the quarter ended June 30, 2004.

Gross profit percentage was 22.67% for the third quarter, compared with a gross profit percentage of 25.79% for the previous year’s third quarter. The growth of OEM product sales, which yield a lower gross profit than our retail products but do not require the sales, promotion and customer support required of our retail sales, was the primary driver for the gross profit decrease.

Selling, General and Administrative expenses increased by $654,662 for the quarter compared to the prior year’s third quarter. Selling expenses increased due to increased compensation and commission expenses related to sales volume, increases in sales promotions and the strengthening of the value of the Euro to the U.S. dollar, which increased sales expenses in our European operation. There was a decrease in General and Administrative expenses due to lower legal fees due to the completion during fiscal 2004 of certain arbitration and litigation suits and lower compensation expenses, partially offset by higher consulting fees related to Sarbanes-Oxley Section 404 compliance work. Spending for research and development increased $142,982 due to a higher volume of product development programs.

NINE MONTH RESULTS

Record net sales of $63.1 million were reported for the for the nine month period ended June 30, 2005 compared to $48.8 million for the previous year, an increase of approximately 29%. Increases in sales of our retail personal video recorder products, personal video recorder products for Windows XP Media Center sold to the OEM market, digital TV receiver products and the introduction of dual digital and analog TV receiver products coupled with the increase in the Euro exchange rate were the primary reasons for the sales increase.

Net income for the nine month period increased to $2,251,124 compared to net income of $1,705,887 for the nine months ended June 30, 2004. Basic net income per share was $0.24 and diluted net income per share was $0.23, compared to basic net income per share of $0.19 and diluted net income per share of $0.18 for the prior year’s nine month period.

Gross profit percentage was 23.02% for the nine months period compared to a gross profit percentage of 26.77% for the previous year. The growth of OEM product sales, which yield a lower gross profit than our retail products but do not require the sales, promotion and customer support required of our retail sales, was the primary driver for the gross profit decrease.

Selling, General and Administrative expenses increased by $1,064,149 in the for the nine months ended June 30, 2005 over last year’s nine month period. Selling expenses increased due to increased compensation and commission expenses related to sales volume, heavy investment in promotional programs and the strengthening of the value of the Euro to the U.S. dollar, which increased sales expenses in our European operation. There was a decrease in General and Administrative expenses due to lower legal fees due to the completion during fiscal 2004 of certain arbitration and litigation suits and lower compensation expenses mainly due to the resignation of the Company’s former President, offset by higher consulting fees related to Sarbanes-Oxley Section 404 compliance work and the costs of updating our transfer price study. Spending for research and development increased $477,285, mainly due to the addition of research and development personnel, the opening during fiscal 2004 of a research and development facility in Taiwan and increased development costs due to a higher volume of product development programs.

DISCUSSION OF RESULTS

Ken Plotkin, Hauppauge’s Chief Executive Officer stated “Strong OEM sales and increased North American retail sales in the WinTV-PVR personal video recorder segment of our business were the main forces driving the increase in our sales this quarter. We continue to see a healthy North American market, while our European operation continues to struggle with poor sales growth and lowered profitability.

“Our product development program has delivered three significant new products in the quarter, which we are very excited to see. We launched our first two models of our new WinTV-HVR series, designed to bridge the gap between the older analog TV standard used in Europe and the new digital TV being deployed. ”

Mr. Plotkin cautioned that the seasonal nature of our business coupled with weak European sales could have a dampening effect on our fourth fiscal quarter.

ABOUT HAUPPAUGE DIGITAL

Hauppauge Digital, Inc. is a leading developer of analog and digital TV receiver products for the personal computer market. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via a home network. The Company is headquartered in Hauppauge, New York, with administrative offices in Luxembourg, Ireland and Singapore and sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore, Taiwan and California. The Company’s Internet web site can be found at http://www.hauppauge.com.

This press release contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this press release may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences (including, but not limited to, those set forth in our Annual Report on Form 10-K for the year ended September 30, 2004), many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

[Financial Table Follows]

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

Three months ended June 30,
	2005	2004

Net Sales	$19,372,783	$13,794,292
Cost of Sales	14,980,624	10,236,138
Gross Profit	4,392,159	3,558,154

Selling, General and Administrative Expenses	3,582,726	2,928,064
Research & Development Expenses	655,588	512,606
Litigation proceeding	-	(73,000)
Income from operations	153,845	190,484

Other Income:
Interest income	3,366	1,237
Foreign currency	19,917	60
Other income	23,283	1,297
Income before taxes on income	177,128	191,781
Tax provision	17,156	23,144
Net income	$159,972	$168,637

Net income per share:
Basic	$0.02	$0.02
Diluted	$0.02	$0.02

Weighted average shares-basic	9,489,843	9,047,561
Weighted average shares-diluted	9,967,512	10,019,697

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

Nine months ended June 30,
	2005	2004

Net Sales	$63,095,519	$48,828,873
Cost of Sales	48,572,102	35,758,126
Gross Profit	14,523,417	13,070,747

Selling, General and Administrative Expenses	10,336,598	9,272,449
Research & Development Expenses	1,844,555	1,367,270
Arbitration proceeding	-	206,250
Litigation proceeding	-	427,000
Income from operations	2,342,264	1,797,778

Other Income:
Interest income	8,027	4,373
Foreign currency	18,989	21,959
Other income	27,016	26,332
Income before taxes on income	2,369,280	1,824,110
Tax provision	118,156	118,223
Net income	$2,251,124	$1,705,887

Net income per share:
Basic	$0.24	$0.19
Diluted	$0.23	$0.18

Weighted average shares-basic	9,408,827	8,943,087
Weighted average shares-diluted	9,990,055	9,692,475

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2005	2004
Assets:

Current Assets:
Cash and cash equivalents	$7,448,615	$8,661,589
Accounts receivables, net of various allowances	12,745,618	13,593,907
Inventories	11,583,911	8,477,254
Prepaid expenses and other current assets	1,249,053	770,745
Total current assets	33,027,197	31,503,495

Property, plant and equipment, net	554,565	489,370
Security deposits and other non current assets	80,332	77,934
	$33,662,094	$32,070,799

Liabilities and Stockholders’ Equity :

Current Liabilities:
Accounts payable	$11,343,991	$13,243,966
Accrued expenses	4,926,167	4,256,970
Income taxes payable	182,516	242,438
Total current liabilities	16,452,674	17,743,374

Stockholders' Equity
Common stock $.01 par value; 25,000,000 shares authorized
10,102,078 and 9,759,465 issued, respectively	101,021	97,595
Additional paid-in capital	13,586,609	12,913,497
Retained earnings	4,176,259	1,925,135
Accumulated other comprehensive income	1,102,433	975,511
Treasury Stock, at cost, 607,267, and 567,067 shares, respectively	(1,756,902)	(1,584,313)
Total stockholders' equity	17,209,420	14,327,425
	$33,662,094	$32,070,799

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